CERTIFICATE OF TRUST
of PIMCO Flexible Real Estate Income Fund
(a Delaware Statutory Trust)
This Certificate of Trust of PIMCO Flexible Real Estate Income Fund (the “Trust”), dated as of November 23, 2021, is being duly executed and filed on behalf of the Trust by the undersigned, as the sole Trustee, for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).
1. NAME. The name of the statutory trust formed by this Certificate of Trust is PIMCO Flexible Real Estate Income Fund.
2. REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is and the name of the Trust’s registered agent at such address is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
3. EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.
4. REGISTERED INVESTMENT COMPANY. The Trust will register as an investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of shares of beneficial interest of the Trust.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.
Ryan Leshaw, not in his individual
capacity but as Trustee
By: /s/ Ryan Leshaw
Ryan Leshaw